Exhibit 99.1

NEWS RELEASE

Corporate Offices: 1328 Racine Street Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson (262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2020

SECOND QUARTER FINANCIAL RESULTS

●     Second quarter impacted primarily by decline in oil and gas sales

●     Strategies to enhance efficiencies benefiting sequential gross profit

●     Management expects improving demand across core markets in the second half of fiscal 2020

●     Six-month backlog remains stable at $94.7 million

RACINE, WISCONSIN — January 31, 2020 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2020 second quarter and first half ended December 27, 2019.

Commenting on the results, John H. Batten, Chief Executive Officer, said: “Gross profit has increased over the past two quarters reflecting the benefits of new manufacturing capabilities, technologies, and processes, and the investments we are making throughout our business to expand profitability. Our new Texas manufacturing facility is expected to begin production within the next nine months, which will further expand our production capabilities and capacity and streamline our supply chain. I am encouraged by the progress we are making to improve our cost structure, which will have a favorable impact on profitability in future quarters and as demand increases.”

Mr. Batten continued: “Our six-month backlog at December 27, 2019, was $94.7 million, compared to $99.6 million at June 30, 2019, and $137.8 million at December 28, 2018. We are starting to see early indications of improving demand trends in several of our markets. Specifically, we have received multiple orders from Asian fracking customers for our recently-released 7600-transmission system and we expect shipments of oil and gas transmission systems will be higher in the third quarter, compared to the fiscal 2020 first and second quarters. In addition, Veth is starting to expand its customer base in North America and in Asia, which we believe will contribute to improving marine trends in the coming quarters. We have developed a compelling strategy to adjust our business for fiscal 2020’s challenges, and we believe Twin Disc will emerge well positioned for sustainable sales growth and meaningful improvements in profitability in fiscal 2021 and beyond.”

Sales for the fiscal 2020 second quarter were $59.5 million, compared to $78.1 million for the same period last year. The 23.8% decrease in fiscal 2020 second quarter net sales was primarily due to continued softness across the Company’s industrial, marine, and oil and gas markets compared to the same period the prior fiscal year, and production delays that impacted shipments of transmission systems to North American fracking customers. Foreign currency exchange had a $1.1 million unfavorable impact on fiscal 2020 second quarter sales and a $2.6 million unfavorable impact on fiscal 2020 year-to-date sales. Year-to-date sales decreased 22.2% to $118.8 million, compared to $152.8 million for the fiscal 2019 first half.

Gross profit for the fiscal 2020 second quarter was 26.4%, compared to 33.4% for the same period last year. The 700-basis point year-over-year decrease in gross profit percent for the fiscal 2020 second quarter was primarily due to lower sales, a less profitable mix of revenues and volume shifting to lower margin products. The gross profit percent for the second quarter is improved over the first quarter of fiscal 2020 (16.3%) and the fourth quarter of fiscal 2019 (22.7%). The improving trend over the past three quarters is the result of targeted cost reduction actions on key products and overall focus on cost containment and production efficiencies. Year-to-date, gross margin was 21.3% compared to 32.8% for the fiscal 2019 first half. Gross profit, as a percent of fiscal 2020 year-to-date sales, adjusted for the $3.9 million product performance accrual taken in the fiscal 2020 first quarter, was 24.6%.

For the fiscal 2020 second quarter, marketing, engineering and administrative (ME&A) expenses decreased $2.5 million to $16.4 million, compared to $18.9 million for the fiscal 2019 second quarter. The 13.2% decrease in ME&A expenses in the quarter was primarily due to lower professional fees ($0.7 million), bonus expense ($0.7 million), stock-based compensation ($0.2 million), the impact of the Mill Log divestiture ($0.7 million) and successful cost containment measures ($0.8 million). These decreases were partially offset by an increase to amortization expense ($0.6 million). As a percent of revenues, ME&A expenses increased to 27.6% for the fiscal 2020 second quarter, compared to 24.2% for the same period last fiscal year. Year-to-date, ME&A expenses were $32.8 million, compared to $37.9 million for the fiscal 2019 first half. As a percent of revenues, ME&A expenses increased to 27.6% for the fiscal 2020 first half, compared to 24.8% for the same period last fiscal year.

Twin Disc recorded restructuring charges of $4.2 million in the fiscal 2020 second quarter, compared to restructuring charges of $0.4 million in the same period last fiscal year. Second quarter restructuring expenses included $3.2 million related to the partner-driven termination of a marine propulsion program, for which the Company had provided development and production services. This $3.2 million charge was comprised of a $2.2 million non-cash write-off of assets and a $1.0 million cash settlement related to supplier commitments associated with the program. The remaining $1.0 million of restructuring charges relate to cost reduction actions at the Company’s domestic and European operations. Year-to-date, the Company recorded restructuring charges of $4.4 million, compared to $0.6 million for the same period last fiscal year.

The fiscal 2020 first half tax rate of 4.3% was significantly lower than the fiscal 2019 first half rate of 25.1%. The current year rate was significantly impacted by the GILTI (Global Intangible Low-Taxed Income) provisions of the Tax Cuts and Jobs Act. GILTI provisions require the inclusion of foreign income but prohibit certain foreign deductions and credits when in a domestic loss position. The GILTI inclusion decreased the current year rate by 18.6%. Income generated in foreign jurisdictions and other tax preference items also impacted the current year rate.

Net loss attributable to Twin Disc for the fiscal 2020 second quarter was $6.5 million or ($0.49) per share, compared to net income attributable to Twin Disc of $4.1 million, or $0.31 per diluted share, for the fiscal 2019 second quarter. Year-to-date, the net loss attributable to Twin Disc was $12.8 million, or ($0.98) per share, compared to net income attributable to Twin Disc of $6.9 million, or $0.56 per diluted share for the fiscal 2019 first half.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were a loss of $(2.0 million) for the fiscal 2020 second quarter, compared to $9.1 million for the fiscal 2019 second quarter. For the fiscal 2020 first half, EBITDA was a loss of $(6.6 million), compared to $17.1 million for the fiscal 2019 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “We ended the fiscal 2020 second quarter with higher than expected inventory levels as a result of a greater number of finished products waiting for shipment at our distribution subsidiaries, while inventory levels at our manufacturing facilities decreased during the quarter. As a result, we expect inventories to decline in the coming quarters, which will result in improving cash flows from operating activities. We continue to make strategic enhancements to our operations and year-to-date we invested $6.9 million in capital expenditures. We now expect to invest approximately $11.0 million to $13.0 million in capital expenditures in total during fiscal 2020. I am pleased with the progress we are making to improve our cost structure and enhance our profitability.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Friday, January 31, 2020. To participate in the conference call, please dial 888-394-8218 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. January 31, 2020, until midnight February 7, 2020. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 6496869.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Two Quarters Ended
	December 27, 2019	December 28, 2018	December 27, 2019	December 28, 2018

Net sales	$59,536	$78,107	$118,826	$152,796
Cost of goods sold	43,825	52,019	93,479	102,723
Gross profit	15,711	26,088	25,347	50,073

Marketing, engineering and administrative expenses	16,413	18,909	32,759	37,894
Restructuring expenses	4,248	434	4,369	607
(Loss) income from operations	(4,950)	6,745	(11,781)	11,572
Interest expense	447	417	836	1,134
Other expense, net	29	798	720	1,118
(Loss) income before income taxes and noncontrolling interest	(5,426)	5,530	(13,337)	9,320
Income tax expense (benefit)	1,040	1,451	(578)	2,338

Net (loss) income	(6,466)	4,079	(12,759)	6,982
Less: Net earnings attributable to noncontrolling interest, net of tax	(50)	(6)	(68)	(47)
Net (loss) income attributable to Twin Disc	$(6,516)	$4,073	$(12,827)	$6,935

(Loss) income per share data:
Basic (loss) income per share attributable to Twin Disc common shareholders	$(0.49)	$0.31	$(0.98)	$0.56
Diluted (loss) income per share attributable to Twin Disc common shareholders	$(0.49)	$0.31	$(0.98)	$0.56

Weighted average shares outstanding data:
Basic	13,164	12,909	13,135	12,233
Diluted	13,164	12,997	13,135	12,304

Comprehensive (loss) income:
Net (loss) income	$(6,466)	$4,079	$(12,759)	$6,982
Benefit plan adjustments, net of taxes of $169, $146, $338, and $292, respectively	548	478	1,105	949
Foreign currency translation adjustment	1,647	(1,786)	(1,349)	(2,347)
Unrealized income on cash flow hedge, net of income taxes of ($45), $0, ($1) and $0, respectively	146	-	3	-
Comprehensive (loss) income	(4,125)	2,771	(13,000)	5,584
Less: Comprehensive (loss) income attributable to noncontrolling interest	(50)	7	(86)	(9)
Comprehensive (loss) income attributable to Twin Disc	$(4,175)	$2,778	$(13,086)	$5,575

Reconciliation of Consolidated net (LOSS) Income to EBITDA

(In thousands; unaudited)

	Quarter Ended		Two Quarters Ended
	December 27, 2019	December 28, 2018	December 27, 2019	December 28, 2018
Net (loss) income attributable to Twin Disc	$(6,516)	$4,073	$(12,827)	$6,935
Interest expense	447	417	836	1,134
Income taxes	1,040	1,451	(578)	2,338
Depreciation and amortization	3,000	3,163	5,926	6,683
Earnings (loss) before interest, taxes, depreciation and amortization	$(2,029)	$9,104	$(6,643)	$17,090

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; except share amounts, unaudited)

	December 27,	June 30,
	2019	2019
ASSETS
Current assets:
Cash	$14,836	$12,362
Trade accounts receivable, net	33,302	44,013
Inventories	134,658	125,893
Prepaid expenses	5,522	11,681
Other	7,544	8,420

Total current assets	195,862	202,369

Property, plant and equipment, net	73,768	71,258
Goodwill, net	25,561	25,954
Intangible assets, net	22,625	25,353
Deferred income taxes	21,459	18,178
Other assets	4,006	3,758

TOTAL ASSETS	$343,281	$346,870

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,000
Accounts payable	26,259	31,468
Accrued liabilities	45,627	39,609

Total current liabilities	73,886	73,077

Long-term debt	50,512	40,491
Lease obligations	15,953	14,683
Accrued retirement benefits	24,607	25,878
Deferred income taxes	6,744	7,429
Other long-term liabilities	2,094	2,494

Total liabilities	173,796	164,052

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	42,305	45,047
Retained earnings	183,645	196,472
Accumulated other comprehensive loss	(38,230)	(37,971)
	187,720	203,548
Less treasury stock, at cost (1,226,809 and 1,392,524 shares, respectively)	18,796	21,332

Total Twin Disc shareholders' equity	168,924	182,216

Noncontrolling interest	561	602
Total equity	169,485	182,818

TOTAL LIABILITIES AND EQUITY	$343,281	$346,870

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	For the Two Quarters Ended
	December 27, 2019	December 28, 2018

Cash flows from operating activities:
Net (loss) income	$(12,759)	$6,982
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities, net of acquired assets:
Depreciation and amortization	5,926	4,510
Restructuring expenses	3,844	-
Provision for deferred income taxes	(3,901)	2,555
Stock compensation expense and other non-cash changes, net	774	1,506
Net change in operating assets and liabilities	6,232	(21,505)
Amortization of inventory fair value step-up	-	2,173
Net cash provided (used) by operating activities	116	(3,779)

Cash flows from investing activities:
Acquisition of fixed assets	(6,860)	(6,676)
Proceeds from sale of fixed assets	55	63
Other, net	(129)	(129)
Acquisition of Veth Propulsion, less cash acquired	-	(59,651)
Net cash used by investing activities	(6,934)	(66,393)

Cash flows from financing activities:
Borrowings under revolving loan agreement	58,993	93,675
Repayments of revolver loans	(48,130)	(62,326)
Repayments of long-term debt	(603)	(24,230)
Dividends paid to noncontrolling interest	(127)	(115)
Payments of withholding taxes on stock compensation	(913)	(926)
Proceeds from issuance of common stock, net	-	32,210
Proceeds from exercise of stock options	-	36
Borrowings under long-term debt agreement	-	35,000
Net cash provided by financing activities	9,220	73,324

Effect of exchange rate changes on cash	72	219

Net change in cash	2,474	3,371

Cash:
Beginning of period	12,362	15,171

End of period	$14,836	$18,542

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